Intelligent Business Systems Group, Inc.

Digital Commerce Platform for the Development of Emerging Businesses In Nigeria

June 2004

Disclosure of Propietary IBSG Data Notice
This document includes data that shall not be disclosed outside the CAC, and it shall not be duplicated, used, or disclosed - in whole or in part - for any purpose other than use withen the CAC organization.  This restriction does not limit the CAC's right to use information contained in this data if it is obtained from another source without restriction.  The data subject to this restriction are contained in all pages.

Table of Contents

1	Executive Summary & License Description	3
2	Purpose	4
3	Scope	4
4	Objectives	5
5	System summary	5
6	Technical Approach	5-6
7	Statement of Work	6
8	Deliverables	8
9	Place of Performance	9
10	Cost Schedule & Fee Description	9
11	Related Terms & Conditions	9
12	Signature of Parties	19
13	Attachment A
	NetPool Description	20
14	Attachment A-1
	NetPool Installation Schedule	23
	Software/Hardware Requirements
15	Services & Payment Schedule B	27
16	Notes & Provisions	29
17	Attachment C	37
	Sample of Roll Out Plan

Executive Summary

In exchange for payments to be made through the revenue generated by the Corporate Affairs Commission (the CAC) hereunder, Intelligent Business Systems Group, Inc. (IBSG) agrees to establish a project and convey a non-exclusive, non-transferable Master license (the “LICENSE”) to the CAC to use and operate the NetPool Data System.’ (the SYSTEM) as the digital management and commerce platform for the CAC. Primary functions will include:

•  CAC Service tracking and performance reporting
•  CAC On-line Budget Management, budget performance and reporting
•  Business to business,
    •  Bid management (RFP),
    •  Government to business Procurement.
    •  consumer to business e-commerce,

Additional IBSG responsibilities will include full testing of the delivered SYSTEM, 24X7 technical and maintenance support and train the trainer on SYSTEM use. Other services include marketing assistance (i.e. co-presenting, general marketing), SYSTEM hosting (optional), end user training and office set up.

1.0 License
The term “Non-exclusive” refers to that fact that IBSG in no way conveys to the CAC all rights to sell licenses of the SYSTEM and that the LICENSE is exclusive to the CAC solely within the geographic area or market defined as the “Territory or Market” The CAC shall have an exclusive LICENSE to sell system licenses within the boundaries of Nigeria (territory). IBSG agrees that during the term of this Agreement it will not grant to any other parties a license permitting the granting of Sublicenses in the market territory as described above in the Nigeria region. This LICENSE shall be a site-based license for the master site, for unlimited use by the CAC’s employees and consultants (if applicable) inclusive of all CAC satellite offices. This license DOES NOT prevent IBSG from pursuing the other government entities in neighboring African nations.

a.
The SYSTEM shall be installed in a host server of the CAC unless IBSG agrees to provide database-hosting services. A CAC business customer of the CAC shall be defined as an individual user included in the CAC’S SYSTEM database as well as any holders of a SUBLICENSE (i.e. business association, government municipality, Fortune 1000 corporation).

b.	The CAC may not be installed and/or use the SYSTEM at additional host sites without written authorization from IBSG except as specified above.
c.
The CAC will pay to IBSG those fees set forth in Attachment B hereto at the times set forth therein for each SUBLICENSE granted by the CAC. Each SUBLICENSE shall be subject to the same terms and conditions as contained in this Agreement for the LICENSE with the exception of territorial exclusivity or re-sale. No SUBLICENSE may be granted by a SUBLICENSEE. IBSG shall provide the form of SUBLICENSE that may be granted by CAC, and any modification to that form must be approved by IBSG in its sole discretion.

d.	Nothing herein shall be construed as granting to the CAC a right to grant to others a Master License outside of the market region with out the expressed written consent of IBSG.
e.
Except as specifically set forth herein, neither the CAC nor a SUBLICENSEE may duplicate, transfer, sell or give the SYSTEM in part or whole to anyone or any entity without the express written consent of IBSG.

2.0 Purpose
This contract is provided to describe the management, administrative, and technical support for the implementation of the System that will provide a comprehensive digital management and commerce platform for the CAC.

3.0 Scope.

The scopes of this work effort is specific to the implementation and roll out of the System inclusive of all marketing and is not intended to describe any other work effort unless stipulated in writing and agreed to by all parties in writing. The role out is completed in tandem with representatives as appointed by the CAC director and appropriate IBSG staff appointed by IBSG management to implement the digital management and commerce platform for the CAC and support the CAC in the role out process.

4.0 Objectives.

•
Implement the System. The primary objective of this contract is System integration, testing, evaluation, accreditation, and acceptance to facilitate operational use into the CAC project as a fully functioning digital management and commerce center. The SYSTEM would digitally enable CAC management/staff to utilize a range of related functions (see attachment A); businesses served by the CAC to conduct commerce; and expand the CAC service outreach into the regions business sector through related entities such as business associations serving businesses and large corporations or government municipalities seeking qualified small-mid size businesses.

•
Integration of the SYSTEM in the CAC Region. Public awareness and marketing of the SYSTEM will be integrated into the current public outreach programs of the CAC as a value added service to the small-mid size and emerging business sector. Inter CAC program awareness will be implemented to existing staff and consultants (if applicable) of the CAC to enhance internal staff support and enthusiasm (see attachment C; Marketing plan).

5.0 Summary of SYSTEM

The SYSTEM is built on a dynamic platform, which provides current market information. The SYSTEM has over 7,500 functions and 800 viewable active server pages. The SYSTEM has internal data policing and archive analysis capabilities; an internal e-mail system; sophisticated security; full ad hoc reporting capabilities; complete business support services; is pending to be interactive video ready and; has multiple on-line billing features. Attachment A lists the core features of each section of the SYSTEM. The complete functionality of the SYSTEM will be reviewed in detail during each phase's training.

6.0 Technical Approach
6.1	IBSG will implement a proven methodology for system implementation and integration conforming to standard industry practices. IBSG will apply the following technical approach.

•	Environment testing of Host server.
•	System testing that conforms to established protocols for final SYSTEM acceptance.
•	System engineering and integration services
•	Maintenance and control of the core CAC NetPool Data System.’
•	User training materials.

If the CAC requests any modifications to the SYSTEM, IBSG will apply;

•	Configuration control of software changes and changes of connectivity to the existing database architecture.
•	User training materials that reflect the changes.
•	Management of a configuration control board including the following:

1.	Identification of feasible solutions to proposed system changes.
2.	Determining schedule and cost impact
3.	Facilitate CAC approval of design and/or functionality changes that are recommended.

All IBSG configuration management processes will conform to industry standards.

7.0 Statement of Work

This statement of work (SOW) addresses the installation, testing and integration of the SYSTEM.

Task 1   System Installation.

7.1	IBSG Will install system on CAC servers or designate servers to host the CAC system
7.2	IBSG Will test the installation based on preset testing guidelines

Task 2 Administrative Support

2.1	Document review. IBSG will review all documents associated with the work effort for technical completeness, accuracy, format, and content.
2.2	IBSG will ensure personnel competent in the subject area of the document perform all administrative support actions.

2.3	The document of the following type fall within the scope of the SOW.

•	Change Requests
•	Testing Plans
•	Management Engineering Plans
•	Configuration Management Plans
•	Installation and Integration Plans.
•	Contract Requirements lists
•	Statements of work
•	Software documentation
•	Administrative Documents

Task 3  Staff Awareness and Training.

3.1	IBSG will provide the necessary personnel and material to train CAC training personnel on the use and operation of the SYSTEM.
3.2
IBSG will work with personnel of the CAC to provide awareness and outreach information to staff and consultants (if applicable) on the purpose, benefits (where applicable), and goals for expanding CAC services through the SYSTEM inclusive of all satellite offices.

Task 4  Public Awareness and Marketing to the Business Sector.

4.1	IBSG and CAC will act as marketing partners in providing public outreach to the CAC Regions business sector targeting entities identified by the CAC and IBSG as potential sublicenses.
4.2	IBSG will provide a general 90 day roll out plan (45 day pre role out, 45 day post role out).

Task 5 Lifecycle Support

5.1	Lifecycle Support. IBSG will provide system-wide maintenance and support in accordance with a NetPool Data System’ Service and Use Agreement.
5.1.1	IBSG will participate in project reviews and make independent analyses of technical performance and progress when requested by the CAC Program Manager.
5.1.2	IBSG will provide 24X7 maintenance supports for SYSTEM users.

5.2	Plans and Analysis IBSG will develop plans, provide analysis, and prepare cost estimates including all supporting data to execute this technical contract.

5.3	Testing and Evaluations IBSG will provide test plans and test the system periodically. IBSG will analyze test results and performance in addition to correcting any identified deficiencies.

8.0 Deliverables

8.1	IBSG will provide the following deliverables in the performance of this statement of work. A specific delivery schedule will be agreed upon by both parties and can be found on attachment 1A:

Task Number	Title	Due Date
1	Installation and testing plan	5 days from CAC signing license agreement
2	Description of initial operating system document	Upon final testing acceptance of the SYSTEM by CAC
3	Installation/deployment plan	5 days from CAC signing license agreement
4	IBSG certification that system is functioning as specified.	10 days from final testing
5	Training Plan (see notes following attachment b)	10 days prior to scheduled training

8.2.1	IBSG will deliver to the CAC Program Manager or the Program Manager’s representative items indicated in the table above, authenticated by an IBSG representative.

8.2.2	IBSG will deliver the items indicated in the table above in either printed form, in an electronic medium compatible with personal computers and Microsoft XP Pro/Office 2000.

9.0 Place of Performance
IBSG will perform the services within the scope of this SOW in Orlando, FL.

10.0 Payment Schedule

Fee Description.

The CAC has the options of hosting the system themselves or having IBSG host the system (ASP model). The CAC, with direct assistance from IBSG, will attempt to sell sub license fees to other potential business partners (i.e. business associations, municipal governments) as well as charge businesses they serve or businesses of other organizations a monthly subscriber fee for the digital services offered through the system. The majority of these fees will be on a revenue sharing basis between CAC and IBSG. The fees schedule is reflected under attachment B.
11.0 Related terms and Conditions

11.1. Price and Payment.

a.
The CAC shall make payments to IBSG for the LICENSE and associated services pursuant to the Services and Payment Schedule set forth in Attachment B. The CAC certify that all funds have been allocated and sequestered from The US Grant for the Development of Commerce (the Grant) for the full term of this agreement.

b.
Failure to make payments as required herein and in Attachment B shall entitle IBSG to terminate the LICENSE, in addition to pursuing all other remedies that may be available to IBSG under this Agreement and applicable law. Additionally, IBSG reserves the right to report payment violations to the US federal government and that the CAC acknowledges that future access to the Grant may be interrupted until such time as all outstanding payments are made to IBSG as stipulated in the payment schedule (Attachment B).

c.	Any payments made by CAC after a relevant due date will entitle IBSG to a late fee of 5% of the outstanding amount, compounded monthly. Late fees are due and payable upon demand by IBSG.

11.2. System Software Ownership.

IBSG represents that it has exclusive rights to license said SYSTEM, and that IBSG has the right to modify the same and to grant to the CAC a license for its use as described in this Agreement. CAC may modify or alter the SYSTEM in any material way. However, IBSG is not responsible for any changes made to the SYSTEM by the CAC or any CACs or SUBLICENSEES of the CAC. Once made, such changes will be considered to be at the CAC’S and/or SUBLICENSEE’S own risk. Any SYSTEM failure or malfunction as the result of such changes which requires IBSG staff to correct in order to restore functionality will be billed as customization work but will not require the development of a specification document by IBSG or the approval of the CAC and/or SUBLICENSEE, and any payment due for such customization work shall be made by CAC upon commencement of the customization work. Pricing will be in accordance with Attachment B. The CAC hereby acknowledges that any changes or modifications to the delivered version of the SYSTEM made by IBSG staff and/or by any other Party, including but not limited to the CAC or a SUBLICENSEE, shall be the exclusive property of, and solely owned by, IBSG International, the SYSTEM’S owner.

11.3. Term of License.

a.
Unless sooner terminated in accordance with this Agreement, the LICENSE term shall be for five (5) years from the effective date of this Agreement. This Agreement shall be effective on the latest date that a party to this Agreement executes same. The five (5) year term will commence when the CAC first begins to charge fees to users of the SYSTEM. Additional extensions to the term of this Agreement may be negotiated between the parties (see Attachment B under “Notes and Provisions”).

b.	Each SUBLICENSE granted by CAC in accordance herewith shall run concurrently with an active license between IBSG and the CAC unless otherwise agreed to by IBSG and the SUBLICENSEE in writing.
c.
If IBSG and the CAC do not elect to extend the LICENSE beyond the initial period of five (5) years, then IBSG may, without the prior agreement of CAC, elect to convert a SUBLICENSE to a Master License or select a new regional Master licensee.

    11.4. Additional Services; Cooperation of CAC.

a.
IBSG agrees to perform the analysis, installation, training and maintenance services outlined in the attached under notes and provisions section of this agreement in order to install the SYSTEM for the CAC as described in Attachment A and to train staff (if applicable and agreed under separate terms from this agreement) of the CAC in order to utilize the SYSTEM. CAC acknowledges and agrees that IBSG shall have continuous REMOTE access to the SYSTEM at all times for purposes including, but not limited to, the monitoring of the SYSTEM and the performance as well as automated back up of the database or other work as IBSG deems necessary or appropriate.

b.
Both IBSG and the CAC acknowledge that the CAC’s successful implementation of the SYSTEM pursuant to this Agreement shall require the full and mutual good faith cooperation of the parties hereto, and CAC agrees that it shall timely fulfill its responsibilities under this Agreement, including but not limited to those set forth in Attachments A and B.

    11.5. Termination.

a.
It is expressly understood and agreed to that in the event that either IBSG or the CAC materially fails to fulfill any of its obligations under this Agreement and does not correct such failure within 30 days after receipt of written notice thereof from the other party, this Agreement may be terminated by the non-breaching party and, except as may be otherwise provided in this Agreement, all of IBSG’s and CAC future rights shall end except as otherwise provided herein or in the Attachments hereto. Termination shall be effective thirty (30) days following written notice to the defaulting party provided after the 30 day cure period has ended and no work will be undertaken after said notice is effective. Except as other wise provided in Attachment B or the Notes and Provisions thereto, in the event this Agreement is terminated by either party pursuant to this paragraph 6(a), IBSG shall be paid for services performed up to the date of the termination and for any fees due in arrears.

b.	Notwithstanding any other provision in this Agreement, the CAC or IBSG may terminate this Agreement at any time if necessitated by law.
c.
In the event that either party shall cease conducting business in the normal course, become insolvent, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets or shall avail itself of, or become subject to, any preceding under the Federal Bankruptcy Act or any other statute of any state relating to insolvency or the protection of rights of creditors, then at option of the other party, this Agreement may be terminated with immediate effect.

d.
Both parties acknowledge that funding for the contract is through the US Grant for development of commerce in designated regions including Nigeria. If at the end of the five year period, the Grant is not extended and the CAC can not fund the extension of the contract, termination will be granted by IBSG providing that all use of the CAC and it’s customers ceases. Further, all intellectual property and related material will be returned to IBSG within 30 days from the last day of the 5th year of the contract unless amended in writing by both parties.

      11.6. Effect of Termination.

Upon termination of this Agreement, and except as otherwise specifically set forth herein, any amounts owing hereunder shall be paid in accordance with the terms of this Agreement, and all property of the each party, both tangible and intangible, shall forthwith be returned to such party. Specifically, the CAC shall immediately cease using the SYSTEM and shall prevent its own CAC’s from accessing the SYSTEM. Furthermore, any all SUBLICENSES shall terminate except as otherwise agreed to between IBSG and the SUBLICENSEE.

11.7. Independent Contractor

IBSG shall be deemed at all times be deemed an independent contractor and shall be wholly responsible for the manner in which it performs the services required of it under the terms of this Agreement. Nothing contained herein shall be construed as creating an agency relationship or the relationship of employer and employee between the CAC and IBSG.

11.8. Modification of Agreement.

This Agreement may only be amended in writing with both parties’ consent.

11.9. Assignment.

No party to this Agreement shall in any way contract on behalf of or in the name of the other party of this Agreement, and violations of this provision shall confer no rights on any party and shall be void. The CAC may not assign the Master license without written authorization from IBSG. Any unauthorized attempts of re-assignment of the license will constitute an immediate breach of the agreement and all outstanding payments due to IBSG will be due at the time of the breach. Nothing herein shall prohibit a successor entity to IBSG from performing the obligations of IBSG under this Agreement; further, and IBSG may assign payments earned hereunder to one or more other entities.

11.10. Binding Arbitration for Agreement Interpretation.

Upon demand of either party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement between the parties hereto shall be resolved by binding arbitration as provided herein. Arbitration shall be conducted under and governed by the rules of the American Arbitration Association (the “AAA”) for commercial disputes then in effect. The decision of the arbitrator shall be in writing and shall contain findings of fact and conclusions of law. The requirement that the arbitrator so state findings of fact and conclusions of law shall not, however, be deemed to create a right of review in any court of competent jurisdiction that does not otherwise exist under applicable statutes or law. All arbitration hearings shall be conducted in Orlando, Fl. All applicable statutes of limitation shall apply to any such dispute, claim or controversy. The expedited procedures set forth in rules of the AAA shall be applicable to all disputes, claims or controversies involving claims of less than $1,000,000. The panel from which the single arbitrator shall be selected shall be comprised of attorneys licensed in the state where the arbitration is to be held. All reasonable attorneys’ fees of the damaged party can be recovered as part of final awarded damages of the prevailing party.

11.11. Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a valid board of arbitration or court of competent jurisdiction declares that any term or provision hereof is invalid, the parties hereto agree that the arbitrators or court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.12. Governing Law and Jurisdiction.

This Agreement shall be governed by and under the laws of the United States Of America, State of Florida without regard to conflicts of laws provisions. The parties hereto agree that any disputes arising out of or under this Agreement not finally determined under the arbitration provision set forth above shall be adjudicated in either the United States District Court for the Southern District of Florida or the Circuit Court for the Eleventh Judicial Circuit in and for Miami-Dade County, Florida. Each party hereby submits to the jurisdiction of the courts of the State of Florida and hereby waives any objections thereto.

11.13. Indemnification.
a.	By IBSG.

IBSG shall defend, indemnify, and hold harmless the CAC and CAC’S, SUBLICENSEES, owners, shareholders, partners, members, directors, officers, managers and employees and agents from and against any and all claims, damages, losses and expenses, including but not limited to reasonable attorney’s fees, to the extent those claims, expenses, injuries, or damages are caused directly and proximately by the willful misconduct or gross negligence of IBSG in the performance of the services hereunder, provided, however, that if there also is fault on the part of the CAC or any entity or individual acting on the CAC’S behalf, the forgoing indemnification shall be enforced on a comparative fault basis. As a condition to the foregoing indemnity obligation, the CAC shall provide IBSG with prompt notice of any claim for which indemnification shall be sought hereunder and shall cooperate in all reasonable respects with IBSG in connection with any such claim. IBSG shall be entitled to control the handling of any claim in which it is allegedly that parties’ fault and to defend or settle any such claim, in its sole discretion, with counsel of its own choosing. In no event shall this indemnification extend to consequential damages alleged to be caused by the SYSTEM or services rendered by IBSG under this Agreement.

b.	By CAC.

CAC shall defend, indemnify, and hold harmless IBSG and IBSG’s, shareholders, directors, officers, employees and agents from against any and all claims, damages, losses and expenses, including but not limited to reasonable attorney’s fees, to the extent those claims, expenses, injuries, or damages are caused directly and proximately by the willful misconduct or gross negligence of CAC in the performance of the services hereunder, provided, however, that if there also is fault on the part of IBSG or any entity or individual acting on IBSG’s behalf, the forgoing indemnification shall be enforced on a comparative fault basis. As a condition to the foregoing indemnity obligation, the IBSG shall provide the CAC with prompt notice of any claim for which indemnification shall be sought hereunder and shall cooperate in all reasonable respects with the CAC in connection with any such claim. The CAC shall be entitled to control the handling of any claim in which it is allegedly that parties’ fault and to defend or settle any such claim, in its sole discretion, with counsel of its own choosing.

11.14. Proprietary Information.

IBSG understands and agrees that, in the performance of services provided under this Agreement or in contemplation thereof, IBSG may have access to private or confidential information which may be owned or controlled by the CAC and that such information may contain proprietary details, the disclosure of which to third parties will be damaging to the CAC.

IBSG agrees that all information disclosed by the CAC to IBSG shall be held in confidence and used only in performance of the Agreement, except as required to be disclosed by law, rule, regulation, subpoena, or other administrative or legal process or by applicable regulatory or professional standards. IBSG shall exercise the same standard of care to protect such information as is used to protect its own proprietary data. Confidential information shall not include that which is or becomes publicly known through no wrongful act of IBSG.

The CAC understands and agrees that, in the performance of its obligations under this Agreement, it shall be provided with proprietary information and materials of IBSG, which shall be used solely by the CAC for use of the CAC as, prescribed in this Agreement. The CAC and its employees shall have no rights to disseminate any of these materials outside the CAC and shall require that each employee who is given these materials agree to a non-disclosure agreement.

The CAC acknowledges that the SYSTEM is copy written, Trade marked material and represents a significant financial investment and business asset to IBSG. The CAC and each SUBLICENSEE shall execute all necessary measures or refrain from taking any action, as the case may be, required to protect the unauthorized copying or theft of the SYSTEM or related marketing material. Upon any breach of this Agreement by CAC or a breach of a SUBLICENSEE, CAC and SUBLICENSEE will discontinue use of the SYSTEM, and IBSG will have all available remedies under law and in equity to recoup any losses and damages caused by any such breach of the CAC or SUBLICENSEE, including but not limited to injunctive relief as well as the recovery of attorney fees. The provisions of this Section 15 shall survive the termination of this Agreement.

11.15.	Notice to the Parties.

Any notice, request or other communication required or allowed under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) when sent by telecopy, provided that receipt thereof is confirmed verbally or by return telecopy, (c) on the first business day after receipted delivery to a courier service which guarantees next-business-day delivery, under circumstances in which such guaranty is applicable, (d) by e-mail with return receipt response or (e) on the earlier of delivery or three (3) business days after mailing by United States certified mail, postage and fees prepaid, to the appropriate party at the address set forth below or to such other address as the party so notifies the other in writing. Any notice sent by telecopy also shall be sent by certified mail, but shall be deemed to have been given when the telecopy has been transmitted.

TO THE
Dr. Ahmed Almustapha
Register General/Chief Executive
Corporate Affairs Commission
Plot 565 Ndola Square
Off Michael Opara Street
Wuse Zone 5, Abuja
PMB198 Garki, Abuja-Nigeria
By e-mail:
By fax transmission:

TO IBSG:	Stephen Huber, PhD.
IBSG, Inc.
1132 Celebration Blvd
Celebration, FL 34747
By e-mail: shuber@ibsgi.com
By telecopy transmission: (321) 939-6381

11.16. Waiver.

The omission by either party at any time to enforce any default or right reserved to it, or to require performance of any of the terms, covenants, or provisions hereof by the other party at the time designated, shall not be a waiver of any such default or right to which the party is entitled, nor shall it in any way affect the right of the party to enforce such provisions thereafter.

11.17. Section Headings.

The sections headings contained herein are for convenience and reference purposes only and are not intended to define the scope of any provisions of this Agreement.

11.18. Entire Agreement.

This Agreement, including the Attachments referenced herein, constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof.

11.19. Force Majeure.

Notwithstanding any other provision in this Agreement, IBSG shall not be liable or held responsible for any failure to perform or delays in performing its obligations under this Agreement, including but not limited to circumstances or causes beyond IBSG’s reasonable control including, without limitation, significant acts or omissions or the failure to substantially cooperate pursuant to this contract by the CAC (including, without limitation, entities or individuals under CAC’s control, or any of their respective officers, directors, employees, other personnel, and agents), acts of God, strike or labor dispute, war or other violence, or any law, order or requirement of any governmental agency or authority.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

Signature of Parties;

Date 6/22/2004	Date 6/26/2004
/s/ Michael Rivers, PhD.	/s/ Dr. Ahmed Almustapha

Michael Rivers, PhD. CEO IBSG International, Inc.	Dr. Ahmed Almustapha Register General/Chief Executive Corporate Affairs Commission

Attachment A

NETPOOL DATA SYSTEM DESCRIPTION

SYSTEM OVERVIEW

The SYSTEM is built on a dynamic platform, which provides current market information. The SYSTEM has over 7,500 functions and 800 viewable active server pages. The SYSTEM has internal data policing and archive analysis capabilities; an internal e-mail system; sophisticated security; full ad hoc reporting capabilities; complete business support services; is pending to be interactive video ready and; has multiple on-line billing features.

Below are the core features of each section of the SYSTEM. The complete functionality of the SYSTEM will be reviewed in detail during each phase's training.

Small Business Development Center (SBDC FUNCTIONS:

Lead Center

•	All required SBDC reports and Ad-Hoc reporting features to create new reports
•	Ability to develop its operating budget and track funds
•	Ability to approve/disapprove SBDC budgets by SDBC
•	Ability to receive and approve/deny budget modifications request submitted by SBDC’s
•	Ability to monitor the SBDC’s (budget variance)
•	Ability to maintain a historical record of budgets by SBDC
•	Ability to track allocations by funding source
•	Ability to Fiscally Manage their organization electronically by using the system’s fiscal management functionality
•	Master Calendar/event management
•	On-Line training
•	On-Line counseling
•	PDA access*

Individual Small Business Development Center (SBDC):

•	On-Line training
•	On-Line counseling
•	Ability to develop its budget and track funds
•	Ability to send budgets to Lead Center electronically
•	Ability to create and manage its operating budget
•	Ability to request and receive modifications to its budget through-out the fiscal year through the Lead Center
•	Ability to import previous years budget numbers into a new budget
•	Ability to maintain a historical record of budgets
•	Ability to have automated tracking of possible budget overruns
•	Ability to receive invoices from External Consultants (if applicable) for payment processing
•	Ability for multiple security of users by Managers of SBDC; staff consultants (counselors); staff of SBDC; outside consultants
•	Ability to assign counselors/consultants by specific expertise or general skills to cases and generate payment vouchers (if applicable).
•	Ability to monitor counselor/consultant’s work effort and man-hours per case by business service or activity
•	Ability to receive and approve/deny increases to counselor/consultant man-hours
•	Ability to input and generate time sheet for staff counselors/consultants and track hours
•	Ability to manage clients (business management system) including tracking of various business goals
•	Ability to capture critical data on businesses based on interviews with staff or consultants
•	Ability to comment on outside consultant effectiveness through consumer satisfaction report
•	Ability to Fiscally Manage local SBDC
•	Ability to generate a wide range of adHoc reports on service effectiveness and state/federal required reports

Core Business Features-

The business-to-business and e-commerce capabilities of the SYSTEM are extensive. SEE BELOW
 The primary business functions include:
•	Illustrate items or service with audio, video and written narrative
•	On-line purchasing including credit/debit card verification
•	Video messaging for conference and meetings
•	Fiscal management including A/P, A/R and payroll
•	Full bidding and sub-contracting process
•	Dynamic market analysis by item or service
•	Employee searches and interview scheduler
•	Dynamic real time reports on business and market performance through the SYSTEM
•	Internal/external messaging center
•	SYSTEM developed digital catalogue and web pages

Core Government:
The following are some of the key features for government agencies related projects:
•	Full government procurement management
•	Comprehensive RFP management
•	Ad Hoc reporting
•	Benefit and program fiscal and usage tracking

Core Educational Institution and Workforce Functions:

The following features are some of the key features of educational institutions:
•	On-line class scheduling
•	Full career services including on-line interview scheduling
•	Automated retention tracking
•	Financial aide management
•	Long Distance learning
•	On-line tracking of student performance
•	Case management
•	Benefit tracking and reporting
•	All individual consumer features
•	All business features

Core Individual Consumer Functions:

The following are some of the key features for individual consumers:
•	SYSTEM generated resumes including photo and audio
•	Dynamic employment market analysis including specific skills by demand for specific jobs
•	On-line interview scheduling
•	SYSTEM automated; interview follow up, employment record update by consumer and 30, 60, 90 and 6 months employment verification
•	Full, part time and internship placement
•	Built-in e-mail messaging SYSTEM including video messaging
•	Interactive video interviews and video interview library
•	Vocational and educational plan development and tracking

Core General SYSTEM Functions:

The following are some of the key functions of the SYSTEM and for the SYSTEM administration:
•	Set all SYSTEM billing by each license holder
•	Brand SYSTEM for each license holder
•	Virtual trainer on each page to illustrate page and SYSTEM use
•	Virtual trainer audio is multi-lingual
•	Set SYSTEM default controls
•	SYSTEM event and scheduler calendar
•	Internal to external message center
•	Full business search capabilities
•	SYSTEM wide Ad hoc reports on SYSTEM activity and performance
•	Self Log in by user type

ATTACHMENT A-1
NETPOOL DATA SYSTEM INSTALLATION SCHEDULE

The following proposed schedule can be modified by the CAC and IBSG as mutually agreed.

Date   Activity   Estimated Completion Time

TBD__/__/04     Installation & Testing    2 Weeks from start of installation
TBD__/__/04     Marketing training               90 DAYS from completion of install
TBD__/__/04     Train the Trainer on SYSTEM       3 Days
TBD__/__/04     SYSTEM Administration training  1/2 Day
    System Operating Specifications;

The following described the SYSTEM specifications requires (hardware and software) to install and operate the SYSTEM. The CAC is responsible, unless agreed to in writing by both parties, to pay all costs to meet the operating specifications. Changes to the specifications may be required based on revisions of the SYSTEM by IBSG. IBSG will inform the CAC of any changes to operating specifications within 60 days of the change in writing. The CAC will be responsible for any and all associated costs that may result in the requirement to purchase additional hardware or software to comply with the modified specifications.

    NetPool Configuration

The configuration listed below is a recommended estimate. NetPool systems are scalable, both for processing power and mass storage. As usage of the NetPool system increases, the SYSTEM should be scaled accordingly to support the new usage requirements. Recommended NetPool Server Requirements (Dual server)
Hardware	Software
NetPool Web Server
Dual Intel Pentium III, 1 GHz Processors
or Greater
256 K Internal Cache
512 MB Memory 1 Gig Recommended
20 GB / 50 GB Storage Capacity
(See section below on hardware and storage considerations)
3.5in. Floppy Drive
40x SCSI-2 CD-Rom Drive
3Com 10/100TX Network Card
(Compatible with your network environment)
Microsoft Windows 2000 Server Microsoft Internet Information Server 5.0 with all current security patches SA File UP Microsoft Streaming Media Encoder
SQL Server
Dual-Intel Pentium III 1 GHz Processors
or Greater
256 K Internal Cache
512 MB Memory 1 Gig Recommended
4x 8GB Ultra-Wide SCSI-3 Hard Disk Drives
 (see section below on hardware and storage considerations)
3.5in. Floppy Drive
40x SCSI-2 CD-Rom Drive
3Com 10/100TX Network Card
(compatible with your network environment)
Microsoft Windows 2000 Server With all current security patched Microsoft SQL Server 2000. With all current security patches

Recommended NetPool Client Browser Requirements
Internet Explorer 5.5 or higher
The NetPool Data System will work with Internet Explorer. It is recommended that you have version 5.5 (or higher) to access the NetPool Data System. The browser is readily available for downloading via the Internet.

Server Considerations and Requirements:
Microsoft Windows 2000 Server	Microsoft Windows 2000 Server with all current security patches File System - In order to implement the required level of security, NTFS partitions are required.
Microsoft SQL Server 2000	Microsoft SQL Server 2000 - Microsoft SQL Server 2000 with all current security patches
Licensing - Microsoft SQL Server 2000requires client licenses for database connections. There are many licensing strategies available to respond to your specific client usage projections.

Hardware Considerations	SCSI Hard Disk / Storage Considerations - Because of the database-intensive nature of NetPool, it is highly recommended that the system(s) that NetPool resides on have either dual SCSI hard drives and controller OR be placed on a system with a hardware-based RAID controller and hard disks.
Video Considerations	Video Card - It is necessary for your servers to have video cards in them but as a server it is not necessary to have the greatest and fastest cards. Therefore we do not make any recommendations on video or graphics accelerators cards.
Storage Considerations	The NetPool Data System - Allows the ability to store images, audio, contracts, and video files on the server. If you don’t allow users to store video you can use the 20 GB recommendation. If you allow user the full ability to store video files, we recommend the 50 GB as a starting point with the understanding that the need for more disk space will increase as more people use this feature.
Network Considerations	TCP/IP Network Considerations - The server(s) that NetPool resides on must be placed on a TCP/IP-based network that provides proper access to ALL client systems that will require access to the NetPool system. If this includes systems connecting via the Internet or any other public TCP/IP network, then it is necessary for NetPool to be a permanent node on the Internet with a fully qualified domain name (FQDN).
Proxy and/or Firewall Systems - There are additional considerations when applying NetPool into networks that use TCP/IP Proxy and/or Firewall systems to protect their network. The main consideration should be making sure that all client systems that will be accessing the NetPool web server(s) do so without interfering devices.
TCP/IP Port Requirements - A list of NetPool TCP/IP port requirements is included later in this document. See the section titled ‘NetPool TCP/IP Port Requirements’. These are the TCP/IP ports that must be available for a direct and/or virtual connection to the NetPool system.
Development Environment used to create the NetPool Data System.
Majority of NetPool was developed using Visual Interdev and written in Active Server Pages (ASP). There are some pieces of the system that run on the server and perform special functions and these components were developed with Visual Basic. The virtual trainer files are created using Macromedia Flash and the online trainer files are Adobe pdf format.

Development Environment used to create the NetPool Data System.
Majority of NetPool was developed using Visual Interdev and written in Active Server Pages (ASP). There are some pieces of the system that run on the server and perform special functions and these components were developed with Visual Basic. The virtual trainer files are created using Macromedia Flash and the online trainer files are Adobe pdf format.
NetPool TCP/IP Port Requirements
Because NetPool is a web-based system, it uses the TCP/IP stack of protocols. The majority of the NetPool system works via the HTTP protocol which resides on port 80, however much of functionality of NetPool takes place on other TCP and UDP ports which are not “well-known ports” as assigned by the Internet Assigned Numbers Authority (IANA).
Below is a list of the ports that the NetPool system uses:
•	NetPool WWW Access (HTTP)Port 80
This port is required for WWW browsers to access the Microsoft Internet Information Server WWW Server. Port 80 is the established, well-known port for World Wide Web access.
Other Considerations

Externally Hosted Sites
NetPool Sites that are hosted external to IBSG must meet all the hardware and software requirements above.  In addition to the software requirements above there must be external access for IBSG via FTP and Remote control.  This allows for feature enhancements as well as routine maintenance.  This may require additional TCP Ports to have access through an existing firewall.

Services and Payment Schedule B

The CAC agrees to make payments to IBSG in accordance with the following payment schedule for all contract fees and for associated services performed by IBSG. See Notes and Provisions below for specific references to payment schedule.

Item(s)	Amount	Due
1. Year 1 License Fee	$250,000.00	50% at contr 50% contract signing
Balance upo balance upon completion Of host server installation & testing
2. Monthly subscription-Usage Fee: Years 1-5;	$6/business/month billed by CAC (total $15/month) in connection with the SYSTEM (i.e. monthly subscription revenue
Net 60 days of receipt beginning with the first month of contract w/guarantee of 35,000 businesses. Billed on net 60, first 90 days billed at contract start. (payment to be digitally paid to IBSG when available) cont. each 90 days

4. Year 2-5 license Annual Maintenance Fee	25%of year one license fee w/10% increase per year for years 3-5	Annually at contract anniversary (years 2, 3, 4 and 5)
5. Year 1 Sublicense Fees:	Fee To Be Determined IBSG: 65% CAC: 35% of Sublicense fee	At execution of Sublicense Agreement
6. Year 2-5 Sublicense Annual Maintenance Fee	Total to be a allocated between IBSG and CAC is 25% of year 1 license fee IBSG: 60% of the 25% CAC: 40% of the 25%	Annually at contract anniversary (years 2, 3, 4 and 5)
7. Customization (optional)	$200/hour	25% due at CAC sign off of specification document prepared by IBSG. Balance due upon completion of customization by IBSG
8. Initial Integration & Training:	N/A	N/A; to be scheduled as a separate work effort
9. Host site Installation & Testing	N/A	N/A
10. Travel and expenses	N/A for CAC; at cost plus (see below) for all Sub-licenses	Due upon receipt of IBSG invoice for expense
All fees are subject to a 10% processing fee per cost or monthly.

OPTIONAL

1. Additional SYSTEM user	$1,000/half day	$500 due 7 days prior to
training	training date.	Balance due 7 days
after training completed

2. Additional train the trainer	$1,500/day	$750 due 7 days prior to
training date.
Balance due 7 days
after training completed.

Taxes.

Licensee CAC shall, in addition to the other amounts payable under this LICENSE Agreement, pay all applicable sales and other taxes, federal, state, or otherwise, however designated, which are levied or imposed by reason of the transactions contemplated by this LICENSE Agreement, and services rendered there under. Without limiting the foregoing, Licensee shall promptly pay to the Licensor an amount equal to any such items actually paid, or required to be collected or paid by the Licensor.

a. Notes and Provisions:

1.	A 10% administration fee will be added to all invoices with the exception of the year 1 Master license fee.
2.
The CAC will be responsible to pay any travel, hotel, food and expenses related to implementing and maintaining this Agreement for the term of this Agreement. Any travel and expenses incurred as a result of an IBSG technician traveling on site of the CAC to diagnose a potential SYSTEM failure where IBSG determines that the failure is not attributed to the SYSTEM design or function will be the responsibility of the CAC. Any travel and expenses as well as man-hour costs that ARE related to a SYSTEM failure will be the responsibility of IBSG providing the LICENSE of the CAC has been maintained according to the terms of this Agreement.

3.
The CAC agrees to schedule installation and training, as described in attachment A-1 within 90 days from execution of this Agreement, unless agreed to in writing by both parties. Failure to schedule the installation will result in real financial injury to IBSG. The CAC agrees to pay a delay fee equal to the outstanding balance of the year one (1)-license fees if they fail to provide for the installation of the SYSTEM as described herein within the 90-day period. The purpose of this clause is not to unduly delay the installation of the SYSTEM by the CAC so that no NetPool System is in the license area stipulated in this Agreement.

4.	The license can be renewed for an additional five (5) years if mutually agreed to by both parties. The five (5) year term will begin when the CAC begins to charge fees to users of the SYSTEM.
5.	IBSG must install the SYSTEM by the mutually agreed date (see attachment 1-A). Failure to do so will result in IBSG forfeiting 10% of the year one license fee
6.	All customization for CAC or SUBLICENSEES will be billed at a rate of $200/hour. Years 2-5 will increase the hourly rate by 10% per annum.

7.
IBSG will attempt to collect all monthly usage fees from the CAC through the on-line credit card service and will provide the CAC with an invoice each month for fees paid or direct billing. If IBSG’s attempt to collect monthly usage fees fails as the result of the CIUSTOMER’S credit/debit card not being authorized, the uncollected amount will be due immediately. IBSG will notify the CAC of the unsuccessful collection in writing and provide the CAC with an opportunity to effect payment with another form of credit card or debit card within 7 days of notice. IBSG reserves the right to suspend operation of the CAC until IBSG collects all IBSG outstanding fees (this service is not yet available).

8.
The CAC agrees to charge NO LESS than $15 per business user that stores a business profile, items or describes any services in the SYSTEM, (minimum fee) for SYSTEM use per month (businesses being served as clients of the CAC are optionally charged at the sole discretion of the CAC). The minimum fee will begin no later than the first day from the date the business user is in the database as described above unless agreed to in writing by IBSG and the CAC. 35,000 Businesses are guaranteed by the CAC at the rate of $6/business/month to IBSG. Any business user not being charged the minimum fee as described above, and in the absence of written Agreement as stated, IBSG will be entitled to a fee of $6 per business/member/month in the CAC’s database or to suspend the user at the 60-day mark (if digital collection service is in effect and fails). Payment will be due immediately. The CAC reserves the right to suspend any user that fails to pay its monthly user charges set by the CAC.

9.
Any installations, training or marketing support scheduled and mutually agreed to by the CAC, IBSG or a SUBLICENSEE of the CAC that is cancelled by the CAC or the SUBLICENSEE in less than 7 calendar days from the scheduled date will be billed a cancellation fee of $400 by IBSG. Any expenses not refundable in full (i.e. hotel cancellation fees, airline tickets) charged to IBSG will be due in addition to the cancellation fee. All cancellation fees are due on a net 30-day from the date of the invoice generated by IBSG. This clause DOES NOT apply to re-scheduling mutually agreed to in writing by IBSG and the CAC.

10.
The CAC MUST have all SUBLICENSE agreements approved by IBSG, in writing before issuing a SUBLICENSE. A copy of the final executed SUBLICENSE agreement must be provided to IBSG within 7 days of the execution date. Payment to IBSG should be paid within 30 days of execution of the SUBLICENSE agreement. Failure to obtain IBSG approval, provide an executed copy of the Agreement or make payment in a timely manner, at IBSG’s sole discretion, may result in any or all of the following; termination of the SUBLICENSE agreement, termination of operation of the SUBLICENSE entity by IBSG and a penalty payment of up to the value of the SUBLICENSE but no less than $25,000 to be paid by the CAC.

11.
Installation is completed when IBSG informs the CAC that the SYSTEM is fully installed, tested and all deliverables have been provided as stipulated in this agreement by IBSG. All outstanding balances agreed to be paid following installation will be invoiced and due at that time.

12.	The CAC agrees to provide the appropriate facilities to conduct ALL trainings.
13.	Upon termination of the Agreement in the event of a breach by IBSG, IBSG will waive all fees not yet due at the effective date of the termination.
14.	Upon termination of this Agreement in the event of a breach by CAC, all amounts already invoiced to CAC shall be paid immediately to IBSG by CAC.

b. Preliminary Analysis and Services.

1.
IBSG will first analyze existing hardware, and network configurations at the CAC (non-IBSG Hosting). Any interfaces or other customizations of the SYSTEM will be defined and a Specifications Document will be created for the project prior to the initial installation unless an alternate arrangement is agreed upon by both parties. Training on the SYSTEM’s functions will be included in the initial work effort.

2.
The CAC will make available at each location at which the SYSTEM is to be installed under this Agreement, computer equipment and software configurations approved by the Licensor as adequate for the implementation of the SYSTEM at such location (see attachment a-1).

3.
All custom modifications to the SYSTEM, not including assisting the Licensee in implementation of the software job control language, shall be undertaken by Licensor at the charges stated herein. For each such custom modification, Licensee shall provide written specifications to the Licensor, which shall be mutually agreed upon prior to commencement of such custom modification effort. Customization includes any changes, subtractions, or additions to the SYSTEM from its delivered version INCLUDING INTERFACES WITH ANY EXISTING SYSTEMS. The cost for customization will be in accordance with Payment Schedule B. IBSG will produce a final Technical Specification Document of the customization request as part of the customization work and provide it to the CAC for approval. The Technical Specification Document will define the customization needs and the cost to complete the customization. All customization work will be done in accordance with this document.

4.
The CAC will provide IBSG with all preliminary information necessary to connect to a Host Server to integrate and remotely install the SYSTEM. The information shall include but is not limited to existing hardware, software, networks, and number of in-house users, CAC’s and security levels.

5.
The CAC will provide IBSG with network architecture prior to installation of the SYSTEM. The CAC will provide a detailed set of network needs to IBSG. IBSG will design the SYSTEM network architecture based on these needs. The network will conform to the needs of the CAC and must have signed approval by CAC before installation of the SYSTEM by IBSG.

c. Installation.

1.
IBSG will provide installation of the SYSTEM onto the CAC Host Server hardware designated to operate the SYSTEM at IBSG headquarters. Installation fees for all sites will be in accordance with Payment Schedule B.

2.
IBSG will integrate the SYSTEM at the Host Server site of the CAC and at additional SUBLICENSE sites. Integration refers to the seamless operation within the CAC’S network architecture. If the CAC elects to have IBSG provide server hosting services, the integration may not be required with the exception of access to the SYSTEM by CAC’s local users via the CAC’S website. The fee for integration at the Host Server and each SUBLICENSE site will be in accordance with Payment Schedule B.

3.
IBSG will test all integration, installation, and network design to assure function capability. The SYSTEM will be installed and tested on the CAC’s server (unless IBSG is Hosting) that houses the SYSTEM database remotely by IBSG. The installation will occur according Attachment A-1. Key functionality of the SYSTEM can be found in Attachment A. Additional testing will be provided as needed to assure SYSTEM function.

d. Training.

1.
IBSG will provide onsite training to 2 sessions of 10 staff selected by the CAC over the stipulated time frames in attachment A-1. This training will be conducted using a SYSTEM training from the SYSTEM with in person training to occur at a separate and mutually determined schedule utilizing a laptop of the IBSG trainer. IBSG will provide an on-line training for CAC staff as a separate and mutually agreed work effort and time. Costs for training will be in accordance with Payment Schedule developed specifically for the training.

2.	The CAC shall provide a space for the training and adequate facilities to deliver the training.

e. Maintenance and Help Desk Services.

1.
IBSG will provide toll-free telephone support at 1-888-300-9838. Support will be available Sunday through Saturday from 12:00 P.M. - 12:00 A.M., excluding US federal holidays. The CAC understands and agrees that if IBSG is hosting the CAC’S SYSTEM database, IBSG can not guarantee that conditions beyond its control will cause the SYSTEM to be unavailable to the CAC or the CAC’S users. IBSG will make every effort to re-establish database access. IBSG is not responsible for any loss revenue of subsequent damages of the CAC or users of the CAC’S database unavailability. The CAC will direct all questions regarding SYSTEM functionality to this IBSG toll-free support line for years one through five of this Agreement.
The technical support line will be available for general questions and is not intended to answer hardware or non-SYSTEM questions. IBSG will also provide a web site for support needs at www.ibsgi.com. Continued support will be available providing the CAC maintains a LICENSE agreement with IBSG at the end of the five-year term of this Agreement.

2.
IBSG will provide remote and on-site support to the CAC as required or requested. Only management staff of the CAC identified in this agreement can request on-site support for SYSTEM malfunctions. If a SYSTEM function issue arises, IBSG can first attempt to resolve it remotely by Internet connection or telephone. IBSG will, at its own cost, travel on-site to each CAC site to correct any SYSTEM function issues (non-hosting). IBSG does not warranty any existing hardware, networks, or software of the CAC that have not been provided by IBSG. The CAC agrees to pay IBSG’s whatever are IBSG’s current support services market rates (currently $200/hour, plus travel and expenses) for any remote or on-site support that is not directly attributed to SYSTEM functionally or failure. The CAC agrees to provide IBSG’s technical support staff with administrative access to the SYSTEM at all times to remotely load revisions or diagnose and correct any SYSTEM errors that may occur without requiring IBSG to contact the CAC. IBSG will not be held responsible by the CAC or users of the SYSTEM IF IBSG is not provided access as described and the SYSTEM experiences any error requiring IBSG to correct or support the SYSTEM and the CAC. IBSG is not responsible for any loss revenue of subsequent damages of the CAC or users of the CAC’S database unavailability. As stated below, IBSG is not responsible to support the SYSTEM if modifications or changes by the host CAC or a SUBLICENSEE (if applicable) have been made to the IBSG installed SYSTEM configuration.

3.
IBSG will provide a bulletin board to the CAC on IBSG’s website for SYSTEM comments, suggestions, requests, and information sharing. The CAC can make requests for SYSTEM revisions or access information about other SYSTEM users and IBSG will provide the CAC with information on the SYSTEM users and upcoming improvements or modifications to the SYSTEM. The CAC will not use the bulletin board for any other purpose without the express written approval of IBSG.

4.
IBSG will make available to CAC and additional sites a remote database back-up service. The back-up service will be offered as part of the license and license maintenance service for CAC and SUBLICENSEES. The CAC and IBSG will mutually agree on a database backup schedule of each of the CAC SYSTEM databases. IBSG is not authorized to access any other CAC databases and will not back up the CAC SYSTEM at any other times beyond the scheduled times without written authorization from CAC. IBSG agrees to abide by all applicable rules and regulations established by the CAC regarding the stated information. Back up service will be provided IF remote access is available to IBSG as described above.

5.
IBSG will issue upgrades and enhancements/revisions for the SYSTEM no less than once a year. Revised functionality will be remotely loaded through Internet connection to CAC on-site SYSTEM. The CAC is responsible for the purchase of any new hardware or software required to support SYSTEM revisions or upgrades. To the extent possible, IBSG will provide a list of additional hardware and software needs it believes necessary to operate with the new revisions no less than 60 days prior to the release of a revision, if applicable. Revisions will be provided if the CAC and IBSG have a continuing agreement. Remote loading of revisions service will be provided IF remote access is available to IBSG as described above.

6.
The CAC can revise the SYSTEM AT THEIR OWN RISK. Any modifications made to the SYSTEM by the CAC which prevents IBSG from carrying out any of it’s maintenance and support functions as described in this Agreement, at IBSG’s sole discretion, will void any and all of IBSG’s maintenance and support responsibilities until the SYSTEM is corrected to enable remote maintenance, revisions or back up of the CAC’S database by IBSG. If the CAC fails to either correct the modification or change or schedule IBSG’s technical staff to correct the modification or change made by the CAC, any outstanding fees due to IBSG including all license fees will be paid to IBSG within 30 days of IBSG providing written notification to the CAC that a correction must be made to the SYSTEM.

f. Marketing Services.

1.
IBSG will provide marketing support to the CAC for the purpose of increasing users in the CAC’S and SUBLICENSEE’S SYSTEMS. Marketing will also target the selling of SUBLICENSES in conjunction with the CAC. IBSG market support is defined as providing a remote general training to CAC staff on marketing the services of the SYSTEM; co-presenting to potential user groups and SUBLICENSEE prospects; providing a general marketing plan to the CAC; review and commenting on collateral material developed by the CAC. IBSG on site presentation support will be on a mutually agreed upon schedule by all parties. Marketing of SUBLICENSES and users of the SYSTEM will begin from the date of signing of this Agreement and continue for the life of the Agreement. The CAC and IBSG can not elect not dis-continue or suspend the marketing efforts without mutual written agreement of IBSG or proper termination of this Agreement as described in the Termination section of this Agreement. Unauthorized suspension or termination of the marketing effort will result in any all outstanding balances due to IBSG to be paid by the CAC immediately upon written notification of the termination or suspension to the CAC by IBSG.

2.
The CAC will produce bi-weekly reports on marketing progress to IBSG. The report will include the number of contacts with local businesses, committees, colleges and other CACS in the region that are potential SUBLICENSEES.

3.
Marketing assistance will be provided to the CAC at no cost for the six moths from the date this Agreement in entered into by both parties. IBSG will also provide marketing assistance to any SUBLICENSEES of the CAC for the first 90 days form the date a SUBLICENSE is entered into between the CAC and the SUBLICENSEE. Terms, conditions and range of service will be as described in the CAC’S marketing support. Continued marketing assistance will be provided at a mutually agreed set of payment terms by the CAC and or SUBLICENSEE and IBSG.

4.
IBSG will provide marketing assistance to SUBLICENSEES of the CAC for 6 months from the date the SUBLICENSE agreement is entered into between the CAC and the SUBLICENSEE. Continued marketing assistance will be provided at a mutually agreed set of payment terms by the SUBLICENSE and IBSG.